BLUE BIRD REPORTS RECORD FISCAL 2024 RESULTS, BEATING GUIDANCE;
RAISES FISCAL 2025 GUIDANCE AND LONG-TERM OUTLOOK

Net Sales of $1.35B, up 19% and GAAP Net Income of $106M, up $82M
Record Adj. EBITDA of $183M, up $95M with 9,000 Buses Sold
FY2025 Adj. EBITDA Guidance Raised to $200M or 14% of Revenue

MACON, Ga. (November 25, 2024) – Blue Bird Corporation (“Blue Bird”) (Nasdaq: BLBD), the leader in electric and low-emission school buses, announced today its fiscal 2024 fourth quarter and full year results.

Highlights

(in millions except Unit Sales and EPS data)	Three Months Ended September 28, 2024	B/(W) Prior Year	Twelve Months Ended September 28, 2024	B/(W) Prior Year
Unit Sales	2,466	350	9,000	486
GAAP Measures:
Revenue	$350.2	$47.2	$1,347.2	$214.4
Net Income	$24.7	$6.0	$105.5	$81.7
Diluted EPS	$0.73	$0.15	$3.16	$2.42
Non-GAAP Measures[1]:
Adjusted EBITDA	$41.3	$0.6	$182.9	$95.0
Adjusted Net Income	$25.8	$4.5	$115.3	$80.8
Adjusted Diluted EPS	$0.77	$0.11	$3.46	$2.39
1 Reconciliation to relevant GAAP metrics shown below

“I am incredibly proud of our team’s outstanding achievement in delivering a record profit in fiscal 2024, more than double last year’s then-record result,” said Phil Horlock, President & CEO of Blue Bird Corporation. “The Blue Bird team continues to exceed expectations, by improving productivity and throughout, driving new orders, and expanding our leadership in alternative-powered buses. Market demand for Blue Bird buses remains very strong with a 16 percent increase in orders over last year and more than 4,800 units in our order backlog. Unit sales were up 6% from last year, revenue grew by 19% to $1.35 billion, and Adjusted EBITDA hit a record $183 million with a 13.6% margin. That’s an outstanding 6 percentage point growth in margin from just a year ago.

In our push to expand our leadership in alternative-powered school buses, we delivered over 700 electric-powered buses this year, nearly 30% more than last year. We also saw strong growth in EV orders from the EPA’s Clean School Bus Program, ending the year with over 630 EV orders in our backlog, representing an impressive 13% mix of our total backlog. Following the nearly $1 billion funding from Round 1 of the $5 billion Clean School Bus Program, we’re excited for new EV orders over the next few quarters from Rounds 2 and 3, which provide almost $2 billion in new funding. These buses need to be delivered by mid-2026 calendar year, and we’re working aggressively with our dealers, school districts and fleets to support deliveries.

With an all-time record performance in fiscal 2024, substantially above last year, we have significant momentum and look forward to sustained profitable growth in the coming years.”

FY2025 Guidance Increased and Long-Term Outlook Raised

“We are very pleased with the fiscal 2024 results, with the highest ever Revenue, Adj. EBITDA and Net Income” said Razvan Radulescu, CFO of Blue Bird Corporation. “Our business transformation continues to yield great results, and ahead of the plan we have been messaging. We are updating our fiscal 2025 full-year guidance for Net Revenue to $1.4 -1.5 Billion, Adj. EBITDA to $190-210 million (13.6% - 14.0% margin) and Adj. Free Cash Flow to $40-60 million, which includes ~$50 million of extraordinary CAPEX related to expansion of our manufacturing footprint. Additionally, we are raising our long-term profit outlook towards an Adjusted EBITDA margin of 15%+ on ~$2 billion in Revenue.”

Fiscal 2024 Fourth Quarter Results

Net Sales
Net sales were $350.2 million for the fourth quarter of fiscal 2024, an increase of $47.2 million, or 15.6%, from the fourth quarter of last year. Bus sales increased $45.8 million, primarily due to a 16.5% increase in units booked. In the fourth quarter of fiscal 2024, 2,466 units were booked compared with 2,116 units booked for the same period in fiscal 2023. The increase in units sold was primarily due to customer and product mix changes, as well as slight improvements in supply chain constraints impacting the Company's ability to produce and deliver buses due to shortages of critical components during the fourth quarter of fiscal 2024 compared to the same period in fiscal 2023. Additionally, Parts sales increased $1.4 million, or 5.6%, for the fourth quarter of fiscal 2024 compared with the fourth quarter of fiscal 2023. This increase is primarily attributed to price increases, driven by ongoing inflationary pressures, as well as higher fulfillment volumes and slight variations due to product and channel mix.

Gross Profit
Fourth quarter gross profit of $59.6 million represented an increase of $9.6 million from the fourth quarter of last year. The increase was primarily driven by the $47.2 million increase in net sales, discussed above, and partially offset by an increase of $37.6 million in cost of goods sold. The increase in cost of goods sold was primarily driven by increase in units booked, discussed above.

Net Income
Net income was $24.7 million for the fourth quarter of fiscal 2024, which was a $6.0 million increase from the fourth quarter of last year. The increase was primarily driven by the $9.6 million increase in gross profit, discussed above.

Adjusted Net Income
Adjusted net income was $25.8 million, representing an increase of $4.5 million compared with the same period last year, primarily due to the $6.0 million increase in net income, discussed above.

Adjusted EBITDA
Adjusted EBITDA was $41.3 million, which was an increase of $0.6 million compared with the fourth quarter last year.

Fiscal 2024 Full Year Results

Net Sales
Net sales were $1,347.2 million for the twelve months ended September 28, 2024 ("fiscal 2024"), an increase of $214.4 million, or 18.9%, compared with the twelve months ended September 30, 2023 ("fiscal 2023"). Bus sales increased $208.3 million, or 20.1%, reflecting a 13.6% increase in average sales price per unit, primarily driven by pricing actions taken by management in response to increased inventory purchase costs, and a 5.7% increase in units booked. There were 9,000 units booked in fiscal 2024 compared with 8,514 units booked during fiscal 2023. The increase in units sold was primarily due to product and customer mix changes as well as slight improvements in supply chain constraints impacting the Company's ability to produce and deliver buses due to shortages of critical components during fiscal 2024 relative to fiscal 2023. Parts sales increased $6.1 million, or 6.2%, for the twelve months ended September 28, 2024 compared with the twelve months ended September 30, 2023. This increase is primarily attributed to price increases, driven by ongoing inflationary pressures, as well as higher fulfillment volumes and slight variations due to product and channel mix.

Gross Profit
Gross profit for fiscal 2024 was $256.2 million, an increase of $117.3 million compared to fiscal 2023. The increase was primarily driven by the $214.4 million increase in net sales, discussed above. This was partially offset by an increase of $97.1 million in cost of goods sold, primarily driven by the 5.7% increase in units booked and increased inventory costs, as the average cost of goods sold per unit for fiscal 2024 was 4.2% higher compared to fiscal 2023, primarily due to product and mix changes as well as increases in manufacturing costs attributable to a) increased raw materials costs resulting from ongoing inflationary pressures and b) ongoing supply chain disruptions that resulted in higher purchase costs for components.

Net Income
Net income was $105.5 million for fiscal 2024, which was an $81.7 million increase from fiscal 2023. The increase in net income was primarily driven by the $117.3 million increase in gross profit, discussed above. This was partially offset by a corresponding $24.3 million increase in income tax expense.

Adjusted Net Income
Adjusted net income for fiscal 2024 was $115.3 million, an increase of $80.8 million compared with fiscal 2023, primarily due to the $81.7 million increase in net income, discussed above.

Adjusted EBITDA
Adjusted EBITDA was $182.9 million for fiscal 2024, an increase of $95.0 million compared with fiscal 2023. This is primarily due to the $81.7 million increase in net income, discussed above, and the corresponding $24.3 million increase in income tax expense. Among other smaller offsetting items, these increases were partially offset by the $10.5 million decrease in net interest expense, primarily due to a decrease in the stated term loan interest rate from 10.0% at September 30, 2023 to 6.9% at September 28, 2024, as well as lower outstanding borrowings during fiscal 2024 when compared with fiscal 2023.

Conference Call Details

Blue Bird will discuss its fourth quarter and full year fiscal 2024 results in a conference call at 4:30 PM ET today. Participants may listen to the audio portion of the conference call either through a live audio webcast on the Company's website or by telephone. The slide presentation and webcast can be accessed via the Investor Relations portion of Blue Bird's website at www.blue-bird.com.

•Webcast participants should log on and register at least 15 minutes prior to the start time on the Investor Relations homepage of Blue Bird’s website at http://investors.blue-bird.com. Click the link in the events box on the Investor Relations landing page.

•Participants desiring audio only should dial 404-975-4839 or 833-470-1428. Access code: 960650

A replay of the webcast will be available approximately two hours after the call concludes via the same link on Blue Bird’s website.

About Blue Bird Corporation

Blue Bird (NASDAQ: BLBD) is recognized as a technology leader and innovator of school buses since its founding in 1927. Our dedicated team members design, engineer and manufacture school buses with a singular focus on safety, reliability, and durability. School buses carry the most precious cargo in the world – 25 million children twice a day – making them the most trusted mode of student transportation. The company is the proven leader in low- and zero-emission school buses with more than 20,000 propane, natural gas, and electric powered buses in operation today. Blue Bird is transforming the student transportation industry through cleaner energy solutions. For more information on Blue Bird's complete product and service portfolio, visit www.blue-bird.com.

Key Non-GAAP Financial Measures We Use to Evaluate Our Performance

This press release includes the following non-GAAP financial measures “Adjusted EBITDA,” "Adjusted EBITDA Margin," "Adjusted Net Income," "Adjusted Diluted Earnings per Share," “Free Cash Flow” and “Adjusted Free Cash Flow”. Adjusted EBITDA and Free Cash Flow are financial metrics that are utilized by management and the board of directors, as and when applicable, to determine (a) the annual cash bonus payouts, if any, to be made to certain employees based upon the terms of the Company’s Management Incentive Plan, and (b) whether the performance criteria have been met for the vesting of certain equity awards granted annually to certain members of management based upon the terms of the Company’s Omnibus Equity Incentive Plan. Additionally, consolidated EBITDA, which is an adjusted EBITDA metric defined by our Amended Credit Agreement that could differ from Adjusted EBITDA discussed above as the adjustments to the calculations are not uniform, is used to determine the Company's ongoing compliance with several financial covenant requirements, including being utilized in the denominator of the calculation of the Total Net Leverage Ratio. Accordingly, management views these non-GAAP financial metrics as key for the above purposes and as a useful way to evaluate the performance of our operations as discussed further below.

Adjusted EBITDA is defined as net income or loss prior to interest income; interest expense including the component of operating lease expense (which is presented as a single operating expense in selling, general and administrative expenses in our U.S. GAAP financial statements) that represents interest expense on lease liabilities; income taxes; and depreciation and amortization including the component of operating lease expense (which is presented as a single operating expense in selling, general and administrative expenses in our U.S. GAAP financial statements) that represents amortization charges on right-of-use lease assets; as adjusted for certain non-cash charges or credits that we may record on a recurring basis such as share-based compensation expense and unrealized gains or losses on certain derivative financial instruments; net gains or losses on the disposal of assets as well as certain charges such as (i) significant product design changes; (ii) transaction related costs; or (iii) discrete expenses related to major cost cutting and/or operational transformation initiatives. While certain of the charges that are added back in the Adjusted EBITDA calculation, such as transaction related costs and operational transformation and major product redesign initiatives, represent operating expenses that may be recorded in more than one annual period, the significant project or transaction giving rise to such expenses is not considered to be indicative of the Company’s normal operations. Accordingly, we believe that these, as well as the other credits and charges that comprise the amounts utilized in the determination of Adjusted EBITDA described above, should not be used in evaluating the Company’s ongoing annual operating performance.

We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net sales. Adjusted EBITDA and Adjusted EBITDA Margin are not measures of performance defined in accordance with U.S. GAAP. The measures are used as a supplement to U.S. GAAP results in evaluating certain aspects of our business, as described below.

We believe that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share are useful to investors in evaluating our performance because the measures consider the performance of our ongoing operations, excluding decisions made with respect to capital investment, financing, and certain other significant initiatives or transactions as outlined in the preceding paragraph. We believe the non-GAAP measures offer additional financial metrics that, when coupled with the GAAP results and the reconciliation to GAAP results, provide a more complete understanding of our results of operations and the factors and trends affecting our business.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Adjusted Diluted Earnings per Share should not be considered as alternatives to net income or GAAP earnings per share as an indicator of our performance or as alternatives to any other measure prescribed by GAAP as there are limitations to using such non-GAAP measures. Although we believe the non-GAAP measures may enhance an evaluation of our operating performance based on recent revenue generation and product/overhead cost control because they exclude the impact of prior decisions made about capital investment, financing, and other expenses, (i) other companies in Blue Bird’s industry may define Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share differently than we do and, as a result, they may not be comparable to similarly titled measures used by other companies in Blue Bird’s industry, and (ii) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share exclude certain financial information that some may consider important in evaluating our performance.

We compensate for these limitations by providing disclosure of the differences between Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share and GAAP results, including providing a reconciliation to GAAP results, to enable investors to perform their own analysis of our operating results.

Our measures of “Free Cash Flow” and "Adjusted Free Cash Flow" are used in addition to and in conjunction with results presented in accordance with GAAP and free cash flow and adjusted free cash flow should not be relied upon to the exclusion of GAAP financial measures. Free cash flow and adjusted free cash flow reflect an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

We define Free Cash Flow as total cash provided by/used in operating activities as adjusted for net cash paid for the acquisition of fixed assets and intangible assets. We use Free Cash Flow, and ratios based on Free Cash Flow, to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a more conservative measure of cash flow since purchases of fixed assets and intangible assets are a necessary component of ongoing operations.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements include statements in this press release regarding guidance, seasonality, product mix and gross profits and may include statements relating to:

•Inherent limitations of internal controls impacting financial statements
•Growth opportunities
•Future profitability
•Ability to expand market share
•Customer demand for certain products
•Economic conditions (including tariffs) that could affect fuel costs, commodity costs, industry size and financial conditions of our dealers and suppliers

•Labor or other constraints on the Company’s ability to maintain a competitive cost structure
•Volatility in the tax base and other funding sources that support the purchase of buses by our end customers
•Lower or higher than anticipated market acceptance for our products
•Other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions

These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. The factors described above, as well as risk factors described in reports filed with the SEC by us (available at www.sec.gov), could cause our actual results to differ materially from estimates or expectations reflected in such forward-looking statements.

Contact:
Mark Benfield
Investor Relations
(478) 822-2315
Mark.Benfield@blue-bird.com

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in thousands except for share data)	September 28, 2024	September 30, 2023
Assets
Current assets
Cash and cash equivalents	$127,687	$78,988
Accounts receivable, net	59,099	12,574
Inventories	127,798	135,286
Other current assets	8,795	9,215
Total current assets	$323,379	$236,063
Property, plant and equipment, net	97,322	95,101
Goodwill	18,825	18,825
Intangible assets, net	43,554	45,424
Equity investment in affiliate(s)	32,089	17,619
Deferred tax assets	2,399	2,182
Finance lease right-of-use assets	332	1,034
Pension	4,649	—
Other assets	2,345	1,518
Total assets	$524,894	$417,766
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$143,156	$137,140
Warranty	7,166	6,711
Accrued expenses	55,775	32,894
Deferred warranty income	9,421	8,101
Finance lease obligations	975	583
Other current liabilities	14,480	24,391
Current portion of long-term debt	5,000	19,800
Total current liabilities	$235,973	$229,620
Long-term liabilities
Revolving credit facility	$—	$—
Long-term debt	89,994	110,544
Warranty	9,013	8,723
Deferred warranty income	18,541	15,022
Deferred tax liabilities	2,783	2,513
Finance lease obligations	6	987
Other liabilities	9,020	7,955
Pension	—	2,404
Total long-term liabilities	$129,357	$148,148
Guarantees, commitments and contingencies
Stockholders' equity
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 0 issued with liquidation preference of $0 at September 28, 2024 and September 30, 2023	$—	$—
Common stock, $0.0001 par value, 100,000,000 shares authorized, 32,268,022 and 32,165,225 shares outstanding at September 28, 2024 and September 30, 2023, respectively	3	3
Additional paid-in capital	185,977	177,861
Retained earnings (accumulated deficit)	—	(55,700)
Accumulated other comprehensive loss	(26,416)	(31,884)
Treasury stock, at cost, 0 and 1,782,568 shares at September 28, 2024 and September 30, 2023, respectively	—	(50,282)
Total stockholders' equity	$159,564	$39,998
Total liabilities and stockholders' equity	$524,894	$417,766

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
(in thousands of dollars except for share data)	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Net sales	$350,212	$302,963	$1,347,154	$1,132,793
Cost of goods sold	290,606	252,969	1,090,998	993,943
Gross profit	$59,606	$49,994	$256,156	$138,850
Operating expenses
Selling, general and administrative expenses	34,027	20,828	116,825	87,193
Operating profit	$25,579	$29,166	$139,331	$51,657
Interest expense	(2,029)	(4,117)	(10,579)	(18,012)
Interest income	1,004	746	4,136	1,004
Other income (expense), net	1,524	(1,308)	(4,394)	(8,307)
Loss on debt refinancing or modification	—	—	(1,558)	(537)
Income before income taxes	$26,078	$24,487	$126,936	$25,805
Income tax expense	(6,583)	(8,661)	(33,228)	(8,953)
Equity in net income of non-consolidated affiliate(s)	5,168	2,792	11,839	6,960
Net income	$24,663	$18,618	$105,547	$23,812

Earnings per share:
Basic weighted average shares outstanding	32,366,391	32,153,959	32,270,711	32,071,940
Diluted weighted average shares outstanding	33,728,200	32,364,765	33,349,221	32,258,652
Basic earnings per share	$0.76	$0.58	$3.27	$0.74
Diluted earnings per share	$0.73	$0.58	$3.16	$0.74

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Years Ended
(in thousands)	2024	2023
Cash flows from operating activities
Net income	$105,547	$23,812
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	14,820	15,978
Non-cash interest expense	390	1,470
Share-based compensation expense	8,609	4,173
Equity in net income of non-consolidated affiliate(s)	(11,839)	(6,960)
Dividend from equity investment in affiliate(s)	5,338	—
Loss on disposal of fixed assets	200	64
Deferred income tax (benefit) expense	(1,674)	8,065
Amortization of deferred actuarial pension losses	687	1,195
Loss on debt refinancing or modification	1,558	537
Changes in assets and liabilities:
Accounts receivable	(46,525)	(40)
Inventories	7,488	7,691
Other assets	971	453
Accounts payable	6,665	28,712
Accrued expenses, pension and other liabilities	18,877	34,778
Total adjustments	$5,565	$96,116
Total cash provided by operating activities	$111,112	$119,928
Cash flows from investing activities
Cash paid for fixed assets	$(15,263)	$(8,520)
Equity investment in affiliate(s)	(552)	—
Total cash used in investing activities	$(15,815)	$(8,520)
Cash flows from financing activities
Revolving credit facility borrowings	$36,220	$45,000
Revolving credit facility repayments	(36,220)	(65,000)
Term loan borrowings - new credit agreement	100,000	—
Term loan repayments	(135,550)	(19,800)
Principal payments on finance leases	(589)	(570)
Cash paid for debt costs	(3,128)	(3,272)
Repurchase of common stock in connection with repurchase program	(9,938)	—
Repurchase of common stock in connection with stock award exercises	(1,178)	(376)
Cash received from stock option exercises	3,785	1,119
Total cash used in financing activities	$(46,598)	$(42,899)
Change in cash and cash equivalents	48,699	68,509
Cash and cash equivalents, beginning of year	78,988	10,479
Cash and cash equivalents, end of year	$127,687	$78,988

Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended		Twelve Months Ended
(in thousands of dollars)	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Net income	$24,663	$18,618	$105,547	$23,812
Adjustments:
Interest expense, net (1)	1,118	3,457	6,847	17,380
Income tax expense	6,583	8,661	33,228	8,953
Depreciation, amortization, and disposals (2)	4,483	4,437	16,736	17,914
Operational transformation initiatives	—	624	—	1,757
Share-based compensation expense	1,592	1,944	8,609	4,173
Stockholder transaction costs	—	1,119	3,154	7,371
Loss on debt refinancing or modification	—	—	1,558	537
Micro Bird total interest expense, net; income tax expense or benefit; depreciation expense and amortization expense	2,920	1,850	7,362	5,456
Other	(51)	—	(132)	574
Adjusted EBITDA	$41,308	$40,710	$182,909	$87,927
Adjusted EBITDA margin (percentage of net sales)	11.8%	13.4%	13.6%	7.8%

(1) Includes $0.1 million for both the three months ended September 28, 2024 and September 30, 2023, and $0.4 million for both the twelve months ended September 28, 2024 and September 30, 2023, representing interest expense on operating lease liabilities, which are a component of lease expense and presented as a single operating expense in selling, general and administrative expenses on our Condensed Consolidated Statements of Operations.
(2) Includes $0.3 million and $0.5 million for the three months ended September 28, 2024 and September 30, 2023, respectively, and $1.6 million and $1.8 million for the twelve months ended September 28, 2024 and September 30, 2023, respectively, representing amortization charges on right-of-use lease assets, which are a component of lease expense and presented as a single operating expense in selling, general and administrative expenses on our Condensed Consolidated Statements of Operations.

Reconciliation of Free Cash Flow to Adjusted Free Cash Flow

	Three Months Ended		Twelve Months Ended
(in thousands of dollars)	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Net cash provided by operating activities	$55,352	$35,797	$111,112	$119,928
Cash paid for fixed assets	(5,126)	(2,130)	(15,263)	(8,520)
Free cash flow	$50,226	$33,667	$95,849	$111,408
Cash paid for operational transformation initiatives	—	624	—	1,757
Cash paid for stockholder transaction costs	—	1,119	3,154	7,371
Cash paid for other items	(51)	—	(132)	574
Adjusted free cash flow	50,175	35,410	98,871	121,110

Reconciliation of Net Income to Adjusted Net Income

	Three Months Ended		Twelve Months Ended
(in thousands of dollars)	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Net income	$24,663	$18,618	$105,547	$23,812
Adjustments, net of tax benefit or expense (1)
Operational transformation initiatives	—	462	—	1,300
Share-based compensation expense	1,178	1,439	6,371	3,088
Stockholder transaction costs	—	828	2,334	5,455
Loss on debt refinancing or modification	—	—	1,153	397
Other	(38)	—	(98)	425
Adjusted net income, non-GAAP	$25,803	$21,347	115,307	34,477

(1) Amounts are net of estimated tax rates of 26%.

Reconciliation of Diluted EPS to Adjusted Diluted EPS

	Three Months Ended		Twelve Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Diluted earnings per share	$0.73	$0.58	$3.16	$0.74
One-time charge adjustments, net of tax benefit or expense	0.04	0.08	0.30	0.33
Adjusted diluted earnings per share, non-GAAP	$0.77	$0.66	$3.46	$1.07
Adjusted weighted average dilutive shares outstanding	33,728,200	32,364,765	33,349,221	32,258,652